                                                   Exhibit 99.1

NEWS RELEASE

Ocean Power Technologies To Proceed to the Next Phase of U.S. DoE Power Takeoff Technology Contract

Pennington, NJ – April 8, 2015 – Ocean Power Technologies, Inc. (Nasdaq: OPTT) (“OPT” or “the Company”) announced today that it has successfully completed a stage gate review with the Department of Energy (DoE) related to its Power Take-off (PTO) technology that could be used with both small and large scale PowerBuoys. Evaluation criteria for the stage gate review included PTO cost reduction, simplification of the manufacturing process, increased reliability, increased efficiency and overall reduction in PowerBuoy® Levelized Cost of Energy (LCOE).

Ocean Power Technologies demonstrated considerable advancements in all of these criteria and presented what it believes to be a practical approach to aggregating the power output of optimized PowerBuoys.

George Kirby, President and Chief Executive Officer of OPT, commented, “We appreciate the continued investments by the U.S. Department of Energy in support of our efforts to advance the marine renewable energy industry’s knowledge of PTO efficiency and costs and look forward to advancing that knowledge in the next phase of our contract.  We believe these findings define a viable path toward developing scalable PowerBuoy commercial products suitable for large and small scale power applications.”

The next phase of this project is included in OPT’s backlog as listed in its 10-Q for the period ended January 31, 2015.

About Ocean Power Technologies

Headquartered in Pennington, New Jersey, Ocean Power Technologies (Nasdaq:OPTT) is a pioneer in renewable wave-energy technology that converts ocean wave energy into electricity. OPT's proprietary PowerBuoy® technology is based on a modular design and has undergone periodic ocean testing since 1997. OPT specializes in advanced autonomous (not grid connected), cost-effective, and environmentally sound ocean wave based power generation and management technology.

Forward-Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as "may", "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions. These forward-looking statements reflect the Company's current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Company Contact: Mark A. Featherstone, Chief Financial Officer of OPT	Phone: 609-730-0400